EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of May 10, 2007 (“Effective Date”), by and between La Jolla Pharmaceutical Company (“Company”) and Niv Caviar (“Executive”).

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as Chief Financial Officer, Chief Business Officer and Executive Vice-President and shall have the duties and responsibilities assigned by Company’s Chief Executive Officer (“CEO”) both upon initial hire and as may be reasonably assigned from time to time. Executive’s initial duties shall include management of Finance/Accounting, IR/PR, IT, Commercial and Corporate Business Development functions. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties in its discretion to meet business needs, subject to subsection 7.3 below.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company.

2.3 Work Location. Executive’s principal place of work shall be located in San Diego, California, or such other location as the parties may agree upon from time to time.

3. At-Will Employment Relationship. Executive’s employment with Company is not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Executive or Company. No representative of Company, other than the CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and Company’s CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $275,000 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Sign-On Bonus. Executive will be eligible to earn a Sign-On bonus of $50,000 in two installments as follows: $25,000 will be earned and paid on Company’s first regularly scheduled payday in January 2008, provided Executive remains employed with Company through and including the payment date; and $25,000 will be earned and paid on the first payday following Executive’s relocation of his primary residence to San Diego, California, provided such relocation occurs within fifteen (15) months of the Effective Date and Executive remains employed with Company through the payment date (“the Sign-On Bonus”). The Sign-On Bonus is subject to required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Sign-On Bonus installments will not be prorated for partial service.

4.3 Annual Bonus. Executive will be eligible to earn an annual bonus based on achievement of specified performance goals and objectives in accordance with Company’s bonus plan. Executive’s target bonus for calendar year 2007 will be 35% of the Base Salary prorated for Executive partial year of service based on the Effective Date.

4.4 Stock Options. Subject to the Board of Directors’ approval, Executive will be granted an option to purchase 180,000 shares of Company’s Common Stock under Company’s 2004 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Initial Option”). The Initial Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Initial Option. In addition, Executive will be eligible for subsequent annual grants of stock options that may be awarded by the Compensation Committee of Company’s Board of Directors in its sole and absolute discretion (the “Subsequent Options”). Any Subsequent Options will be granted at an exercise price equal to the fair market value of that stock on the date of the grant and will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan for the Subsequent Options.

4.5 Relocation Assistance. Company agrees to provide Executive with relocation and temporary housing assistance as follows:

(a) Shipping and Storage Expenses. Company will pay directly for shipment and storage of Executive’s household goods to a new residence in the San Diego area up to a maximum of $5000, provided Executive relocates to San Diego within fifteen (15) months of the Effective Date and provided further Executive remains employed with Company through the payment date; and,

(b) Relocation Bonus. Company will pay Executive a one-time bonus of $35,000, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, to help defray the costs associated with relocation from Executive’s existing residence in Laguna Niguel, California to San Diego, California, and the costs associated with temporary housing in San Diego prior to relocation and the taxes associated with this payment (the “Relocation Bonus”). The Relocation Bonus will be paid in a lump sum on the second payday of the first month of Executive’s employment with Company. The Relocation Bonus may be used for any excess costs associated with the shipment and storage of Executive’s household goods, closing costs, loan fees and/or realtor fees associated with the sale of Executive’s current residence and purchase of a new home in San Diego, temporary lodging and meals, payment of all applicable taxes, or any other purpose, as determined by Executive. For the avoidance of doubt, Executive understands and agrees that the Relocation Bonus is intended to be a fully taxable payment and that Executive will under no circumstances be entitled to a tax reimbursement payment, a tax gross-up payment, or any additional payment from Company in respect of the Relocation Bonus and its taxability. Executive further understands and agrees that Executive has sole and exclusive responsibility for determining if and the extent to which the Relocation Bonus is deductible to Executive for individual tax purposes, and Executive should consult with his own personal tax or financial advisor in connection with such individual tax issues. In the event Executive voluntarily resigns employment with Company within fifteen (15) months of the Effective Date, Executive agrees to repay Company a prorated portion of the Relocation Bonus (based on Executive’s full months of completed service) within 30 days following demand by Company for repayment.

4.6 Performance and Salary Review. Executive’s performance will be reviewed on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion. No reduction in Base Salary will be made without Executive’s consent, unless such reduction is made a part of, and is generally consistent with, a general reduction of all senior executive salaries and does not exceed 15%.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: the occurrence of one or more of the following: (a) Executive is convicted of or pleads guilty or nolo contendere to a felony or any crime involving moral turpitude, embezzlement, fraud or misappropriation; (b) Executive breaches this Agreement or any agreement entered into with or policy of Company in a manner that materially and adversely affects Company; (c) Executive commits willful misconduct that materially and adversely impacts Company; or (d) Executive fails, after receipt of written notice and after receiving a period of at least 10 days following such notice, to follow a lawful direction of the Board of Directors. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any amounts earned but not yet paid or otherwise due pursuant to sections 4, 5 and 6 above (collectively “Standard Entitlements”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsections 7.2(a), 7.3 or 7.5(a).

7.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, and only if such termination occurs other than within twelve months after a Change in Control (as that term is defined below), Executive will receive the Standard Entitlements and a “Severance Package” described in subsection 7.2(a) below, provided Executive complies with all the severance conditions set forth in subsection 7.2(b) below. All other Company obligations to Executive will be automatically terminated and completely extinguished.

(a) Severance Package. If Executive is terminated without Cause, Executive will receive a severance payment equivalent to nine months of Executive’s Base Salary then in effect, payable in installments in accordance with Company’s normal payroll schedule. In addition, Company will pay the monthly premiums for group health care continuation coverage for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for nine months following termination, provided Executive elects to continue and remains eligible for such benefits and does not become eligible for health coverage through another employer during this period. Furthermore, any outstanding options to purchase common stock of Company held by Executive as of the date of Executive’s termination under this Section 7.2 shall immediately vest and become exercisable, notwithstanding any contrary terms and provisions of the applicable stock option plan and related stock option agreements.

(b) Conditions to Receive Severance Package. The Severance Package pursuant to subsection 7.2(a) will be paid, provided Executive meets both of the following conditions: (i) Executive complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and (ii) Executive executes a full general release in a form suitable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company.

7.3 Voluntary Resignation by Executive With Good Reason/Severance. Executive may voluntarily resign Executive’s position with Company at any time for Good Reason (as defined below), provided Executive gives Company at least thirty (30) days’ advance written notice of the circumstances giving revise to the resignation with Good Reason and allows Company at least thirty (30) days for Company to cure, if desired by Company. In the event of Executive’s resignation for Good Reason, Executive will receive the Standard Entitlements and the Severance Package described in subsection 7.2(a) above, provided Executive complies will all the severance conditions set forth in subsection 7.2(b) above. All other Company obligations to Executive will be automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason in any of the following circumstances, unless agreed to by Executive: (a) Company’s material breach of this Agreement; (b) Executive’s position and job duties are modified such that his duties are no longer consistent with the position of Chief Business Officer/Chief Financial Officer or Chief Business Officer/Senior Commercial Executive or Senior Commercial Executive; (c) Executive’s position is modified such that his duties are no longer consistent with an Executive-Vice-President level; or (d) Executive no longer reports to the CEO.

7.4 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time for any reason on thirty (30) days’ advance written notice to Company. In the event of Executive’s resignation, Executive will be entitled to receive only the Standard Entitlements for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsections 7.2(a) or 7.5(a).

7.5 Termination Upon a Change in Control/Severance.

(a) Severance Package. If Executive’s employment is terminated by Company within twelve months after a Change in Control (as that term is defined below), other than for Cause (as defined in subsection 7.1 above), Executive shall be entitled to receive the Standard Entitlements and the Severance Package described in subsection 7.2(a) above, provided Executive complies with all the conditions described in subsection 7.2 (b) above.

(b) 280G. If, due to the benefits provided under subsection 7.5(a) above or otherwise by Company, Executive is subject to any excise tax due to characterization of any amounts payable under subsection 7.5(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under subsection 7.5(a) or otherwise by Company will be reduced by Company (to the least extent possible) in order to avoid any “excess parachute payment” under section 280G(b)(1) of the Code.

(c) Change in Control Definition. A Change of Control is defined as any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d 3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

(ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or

(iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the dissolution or liquidation of Company.

7.6 Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code (the “Code”) and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.

(a) Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

(b) Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” (as defined in Section 409A), any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six months following the date of Executive’s termination of employment (or before the date of Executive’s death, if earlier). The Specified Employee Payments to which Executive would otherwise have been entitled during the six-month period following the date of Executive’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first day of the seventh month following the date of Executive’s termination of employment.

(c) To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d) Company hereby informs Executive that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Executive acknowledges and understands that Executive should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement and its tax consequences. Executive agrees that Executive shall bear sole and exclusive responsibility for any and all adverse personal federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement.

8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its sole discretion.

9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Non-Disclosure and Invention Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Nonsolicitation. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of the employment relationship between Company and Executive or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator in San Diego, California pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) and the rules set forth in the California Arbitration Act, Code of Civil Procedure section 1280, et seq. (available on-line at www.leginfo.ca.gov/calaw.html). The arbitrator shall permit adequate discovery, including discovery pursuant to section 1283.05 of the California Code of Civil Procedure. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Executive and Company each retain the right under section 1281.8 of the California Code of Civil Procedure to seek provisional remedies. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14. Entire Agreement. This Agreement, including the Company’s Non-Disclosure and Inventions Agreement incorporated herein by reference and Company’s 2004 Equity Incentive Plan and related option documents described in subsection 4.4 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: May 10, 2007

NIV CAVIAR

/s/ Niv Caviar

Address:

Dated: May 10, 2007

LA JOLLA PHARMACEUTICAL COMPANY

By: /s/ Deirdre Y. Gillespie
Deirdre Y. Gillespie
Chief Executive Officer
6455 Nancy Ridge Road
San Diego, CA 92121